Exhibit 8

Morgan Stanley
 Private Wealth Management

Account Number

Trading Authorization

The undersigned hereby authorizes

Name of Authorized Agent

        (whose signature appears below) as his agent and attorney ("Authorized Agent") to buy, sell, sell short, tender, exchange, convert, write, exercise or trade in stocks, bonds, option contracts and any other securities on margin (if authorized below) or otherwise in accordance with your terms and conditions for the undersigned's account and risk and in the undersigned's name or number on your books. The undersigned hereby agrees to indemnify and hold you harmless from, and to pay you promptly on demand, any and all losses arising therefrom or debit balance due thereon.

        You may follow the instructions of the Authorized Agent in every respect concerning the undersigned's account with you, and (if authorized below) make deliveries of securities and/or payment of moneys to him or otherwise as he may order and direct. In all matters and things aforementioned, as well as in all other things necessary or incidental to the furtherance or conduct of the account of the undersigned, the Authorized Agent is authorized to act for the undersigned and in the undersigned's behalf in the same manner and with the same force and effect as the undersigned might or could do.

        The undersigned hereby ratifies and confirms any and all transactions with you heretofore or hereafter made by the Authorized Agent or for the undersigned's account.

        This authorization and indemnity is in addition to (and in no way limits or restricts) any rights which you may have under any other agreement or agreements between the undersigned and your firm.

        This authorization and indemnity shall continue and remain in full force and effect until revoked by the undersigned by a written notice addressed to you and delivered to your principal office in New York City, but such revocation shall not affect any liability in any way resulting from transactions initiated prior to such revocation.

        This authorization and indemnity shall not be affected by the subsequent disability or incompetence of the undersigned.

        This authorization and indemnity and its enforcement shall be governed by the laws of the State of New York, excluding its conflict of law rules; and its provisions shall be continuous, and shall inure to the benefit of your present firm and of any successor firm or firms irrespective of any change or changes at any time in the personnel thereof for any cause whatsoever, and of the assigns of your present firm or any successor firm, and shall be binding upon the undersigned, and/or the estate executors, administrators and assigns of the undersigned.

        If any provision of this authorization and indemnity shall be rendered invalid for any reason, the provisions of this agreement so affected shall be deemed modified or superseded, as the case may be, and all other provisions, and the provisions so modified or superseded shall in all respects continue and be in full force and effect.

        INITIAL APPROPRIATE LINES IF AUTHORITY IS BEING GRANTED TO EFFECT MARGIN TRANSACTIONS OR WITHDRAW MONEY AND/OR SECURITIES.

Agent shall be authorized to purchase on margin
Agent shall be authorized to withdraw money and/or securities

Dated

Signature of Customer(s)

Signature of Authorized Agent

Morgan Stanley is a service mark of Morgan Stanley Dean Witter & Co. Services are offered through Morgan Stanley & Co. Incorporated, member SIPC.